Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

ADVANT-E CORPORATION

A DELAWARE CORPORATION,

AS BUYER

AND

THE SHAREHOLDERS OF MERKUR GROUP, INC.,

A DELAWARE CORPORATION,

AS SELLERS

JULY 2, 2007

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of July 2, 2007, by and among Advant-e Corporation, a Delaware corporation (“Buyer”), and each of the shareholders listed on the signature page hereto (each a “Seller” and together, the “Sellers”).

RECITALS

A. Sellers own all of the issued and outstanding capital stock (the “Shares”) of Merkur Group, Inc., a Delaware corporation (the “Company”). The Shares consist of 330 shares of Class A Voting Common Stock, $.0001 par value per share (“Class A Shares”) and 300 shares of Class B Non-Voting Common Stock, $.0001 par value per share (“Class B Shares”).

B. The Company is engaged in the business of providing solutions for electronic document delivery, receipt, capture and archiving at its facilities located at 8624 Jacquemin Drive, West Chester, Ohio 45069 (the “Business”).

C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares, upon the terms and subject to the conditions of this Agreement.

AGREEMENTS

The parties, intending to be legally bound, agree as follows:

I. PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell and transfer to Buyer, and Buyer shall purchase and accept from Sellers, all of the Shares free and clear of all liens, claims or other encumbrances (“Liens”), other than restrictions on transfer under applicable securities laws.

1.2 Purchase Price. The consideration for the Shares will be an amount (the “Purchase Price”) equal to:

(a) For Class A Shares, a cash payment in the amount of $650,000 and 333,800 unregistered shares of common stock, $.001 par value per share, of Advant-e Corporation (“Advant-e Shares”); and

(b) For Class B Non-Voting Shares, a cash payment in the amount of $277,938 and 62,501 unregistered Advant-e Shares.

1.3 Payment of Purchase Price. The Purchase Price shall be paid as follows:

(a) At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(i) a total cash closing payment in the amount of $650,000 (the “Class A Payment”) to Sellers of Class A Shares by wire transfer or other immediately available funds;

(ii) a total cash closing payment in the amount of $277,938 (the “Class B Payment”) to Sellers of Class B Shares by wire transfer or other immediately available funds;

(iii) a total of 333,800 Advant-e Shares to the Sellers of Class A Shares; and

(iv) a total of 62,501 Advant-e Shares to the Sellers of Class B Shares.

1.4 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer at 2680 Indian Ripple Rd., Dayton, Ohio 45440, at 10:00 a.m., local time, on July 2, 2007, or at such other location, time or date as may be mutually agreed upon between Buyer and Sellers (such time and date being herein called the “Closing Date”).

1.5 Deliveries at the Closing. At the Closing:

(a) Sellers shall deliver to Buyer:

(i) certificates representing the Class A Shares and the Class B Shares, free and clear of all Liens, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(ii) the various agreements, opinions, certificates and other documents and instruments referred to in this Agreement; and

(iii) such other documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

(b) Buyer shall deliver to Sellers:

(i) the Class A Payment and the Class B Payment;

(ii) certificates representing the unregistered Advant-e Shares in amounts set forth in Sections 1.2(a) and 1.2(b), free and clear of all Liens;

(iii) various agreements, opinions, certificates and other documents and instruments referred to in this Agreement; and

(iv) such other documents as Sellers or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

II. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Each Seller hereby represents and warrants to Buyer as follows:

2.1 Authority and Enforceability. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the sale of the Shares and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered by Seller pursuant to the provisions of this Agreement (the “Seller Documents”) and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller and the Company and no other proceedings on the part of Seller or the Company are necessary to authorize this Agreement or the Seller Documents or to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing the Seller Documents shall be, duly and validly executed and delivered by Seller and constitute, or shall constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

2.2 No Conflict or Violation. Neither the execution and delivery of this Agreement or the Seller Documents by Seller nor the consummation by Seller of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (a) conflict with or result in a violation of any law or any governmental order to which Seller is subject; (b) conflict with, result in any breach of, or constitute a default under any contract to which Seller is a party, or (c) result in the creation of any Lien on any of the Shares owned by Seller.

2.3 Third-Party Consents and Approvals. No consent is required for the execution, delivery and performance of this Agreement and the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby.

2.4 Ownership of Shares. Seller is the record and beneficial owners of, and has good and valid title to, all of the Shares set forth next to his, her or its name on Schedule 3.6, free and clear of any and all Liens. Except for this Agreement, none of such Shares is subject to (a) any option, warrant, purchase right or other contract that requires Seller to sell, transfer or otherwise dispose of any of such Shares or (b) any voting trust, proxy or other contract or understanding with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of such Shares. Upon delivery of such Shares to Buyer, Buyer shall acquire good and valid title to all such Shares, free and clear of all Liens.

2.5 Investment Intent. Seller is acquiring the Advant-e Shares for his own account for investment purposes only and not with a view to their resale or distribution until such time as such resale or distribution has been registered under the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws, or an exemption from registration thereunder is available. Seller understands that the Advant-e Shares have not been and will not be registered under the Securities Act or any state securities laws and are being transferred to Seller, in part, in reliance on the foregoing representation. Seller agrees not to sell, encumber, dispose of or otherwise transfer the Advant-e Shares unless such transfer has been registered (or a valid exemption from registration has been perfected) under the Securities Act and applicable state securities laws. Seller is an experienced investor and is aware of the risks inherent in an investment in Advant-e Shares. Seller has been provided access to such information concerning Buyer and its operations (including Buyer’s most recent filings on Forms 10QSB and 10KSB) as he deems necessary to evaluate fully an investment in Advant-e Shares. Seller is relying solely on the information provided in publicly available information regarding Buyer and its operations and not upon any statement of or information supplied by an employee, agent, or representative of Buyer. Seller is a resident of the State of Ohio.

III. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Rob D. Wadzinski hereby represents and warrants to Buyer as follows:

3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as and where now being conducted. The corporate record books (including the stock transfer records) of the Company are correct and complete and contain accurate resolutions or other consent action adopted by the Board of Directors of the Company and/or Sellers with respect to the Company since its date of formation. The Company has delivered to Buyer complete and correct copies of the Company’s record books (including the stock transfer records), and the Articles of Incorporation and Bylaws of the Company, as currently in effect.

3.2 Qualification; Location of Business and Assets. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in the State of Ohio, which is the only jurisdictions wherein the character or location of the properties owned or leased or the nature of activities conducted by the Company make such qualification necessary.

3.3 No Subsidiaries. The Company does not own nor does it have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any legal entity.

3.4 Third-Party Consents and Approvals. Except as set forth in Schedule 3.4, no consent is required for the consummation of the transactions contemplated by this Agreement.

3.5 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (a) conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of the Company; (b) conflict with or result in a violation of any law or any governmental order to which the Company is subject; (c) conflict with or result in a violation of any of the terms or requirements of any permit applicable to the Company; or (d) conflict with, result in any breach of, or constitute a default under any contract to which the Company is a party.

3.6 Capitalization. The entire authorized capital stock of the Company consists of (i) 525 shares of Class A Voting Common Stock, $.0001 par value per share, of which 330 shares are issued and outstanding and constitute the Class A Shares and (ii) 475 shares of Class A Voting Common Stock, $.0001 par value per share, of which 300 shares are issued and outstanding and constitute the Class B Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and held of record and beneficially by the respective Sellers as set forth on Schedule 3.6. None of the issued and outstanding Shares has been issued in violation of any preemptive rights or applicable law. There are no outstanding (a) securities of the Company convertible into, or exchangeable or exercisable for, Shares, (b) options, warrants to purchase or subscribe, or other rights to acquire from the Company any Shares or other equity securities or securities convertible into or exchangeable or exercisable for Shares or other equity securities of the Company, or rights of first refusal or first offer relating to any Shares or other equity securities of the Company, or (c) bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.7 Financial Condition. The Company has previously delivered to Buyer correct and complete copies of (a) the unaudited balance sheets of the Company as of December 31, 2006, and the related statements of income, cash flow and shareholders equity for the fiscal years then ended, together with the related notes thereto (collectively, the “Financial Statements”), all of which are correct and complete and in accordance with the books and records of the Company. Such Financial Statements present fairly in all material respects the financial condition, assets and liabilities of the Company as of the dates indicated, and such statements of income, cash flow and shareholders equity present fairly in all material respects the results of operations, cash flows and shareholders equity of the Company for the periods indicated.

3.8 No Undisclosed Liabilities. The Company has no liabilities of any kind, except (a) liabilities fully reflected or reserved against on the Financial Statements, (b) liabilities under an executory portion of a contract, and (c) liabilities for costs and expenses incurred in connection with the transactions contemplated by this Agreement.

3.9 Absence of Certain Changes. Since December 31, 2006, the Company has conducted the Business only in the ordinary course of business and has not:

(a) amended its respective Articles of Incorporation or Bylaws;

(b) made any change in the Company’s authorized common stock or other securities, issued any common stock or other securities of any class or become party to any subscriptions, warrants, rights, options, convertible or exchangeable securities or other agreements or commitments of any character relating to the issued and unissued equity or other securities of the Company, or granted any equity appreciation or similar rights;

(c) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Shares or other Company securities, or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the Shares or other Company securities;

(d) suffered any material casualty, damage, destruction or loss, or any material interruption in use, of any material assets or properties, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct its business and operations;

(e) made any payment of or increase in any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) entered into any employment, severance, or similar contract with any shareholder, manager, officer or employee;

(f) adopted, or increased the payments to or benefits under, any employee benefit plan for or with any employees of the Company;

(g) mortgaged, pledged or subjected any of its assets to any Lien;

(h) accelerated, amended, terminated, or cancelled any material contract, or canceled, modified or waived any material debts or claims held by it or waived any rights;

(i) sold or in any way transferred or otherwise disposed of any of its material assets or properties except for sales of Inventory and other transfers and dispositions in the ordinary course of business;

(j) made or committed to make any capital expenditures or capital additions exceeding in the aggregate $10,000;

(k) changed any of the accounting principles followed by it or the methods of applying such principles or revalued any of its assets;

(l) instituted, settled, or agreed to settle any legal proceeding related to the assets of the Company or the Business;

(m) prepaid any of the obligations of the Company or any other obligations relating to the Business; or

(n) accelerated the collection of accounts receivables or extended the payment of accounts payable.

3.10 Accounts Receivable. The accounts receivables of the Company as set forth in the Financial Statements or arising since the date thereof are valid and genuine; have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business; and are fully collectible within 120 days after the Closing, except to the extent of the reserve for doubtful accounts reflected on the Financial Statements.

3.11 Title; Business Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of the properties and assets used by it, free and clear of all Liens. The properties and assets owned or leased by the Company constitute all the assets and properties that are used or held for use by it and that are necessary to conduct the Business as presently conducted, and to perform all of the contracts of the Company.

3.12 Condition of Assets. All of the buildings, structures and fixtures owned or leased by the Company are in good operating condition and repair in all material respects, subject only to ordinary wear and maintenance, and are usable in the ordinary course of business. All of the personal property owned or leased by the Company is in good operating condition and repair in all material respects, subject only to ordinary wear and maintenance, and is usable in the ordinary course of business.

3.13 Real Property.

(a) The Company does not own any real property in fee.

(b) The address of the real property leased by the Company is 8624 Jacquemin Drive, West Chester, Ohio 45069. Sellers have delivered to Buyer a true and complete copy of the lease agreement for such real property (the “Lease”), and represent that:

(i) The Lease is legal, valid, binding, enforceable and in full force and effect;

(ii) The transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii) Neither the Company nor, to the knowledge of Sellers, any other party to the Lease is in breach of or default under such Lease;

(c) The Company has not subleased, licensed or otherwise granted any person the right to use or occupy the leased property or any portion thereof;

3.14 Leased personal property. Schedule 3.14 contains a correct and complete list of all leases and other agreements under which the Company leases, holds or operates any personal property owned by any other person. The Company has delivered to Buyer correct and complete copies of all such leases and agreements. All of such leases and agreements are valid, binding, enforceable and in full force and effect, there is no material default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a material default or permit termination, modification or acceleration thereunder.

3.15 Employment Matters.

(a) Sellers have provided Buyer with a list of the name, date of hire and current annual salary, commissions, allowances or wage rates, along with any arrangement to increase such annual salary, commissions, allowances or wage rates, of each present director, officer and employee of the Company, together with a statement of the nature of the services rendered.

(b) The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its employees nor is any such contract or agreement presently being negotiated.

(c) The Company is not a party to any employment agreement or consulting agreement with any person or entity, nor is any such contract or agreement presently being negotiated.

(d) No proceeding by or before any governmental authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Company is pending or, to the knowledge of Sellers, threatened.

(e) The Company has paid in full, or accrued in its financial books and records, to all employees of the Company, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees.

(f) The Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, and the Company will not have any liability under any benefit or severance policy, practice, agreement, plan, or program as a result of the transactions contemplated by this Agreement or as a result of the termination by the Company of any persons employed by the Company on or prior to the Closing Date.

(g) To the knowledge of Sellers, the services of all essential employees of the Company will continue to be available on the same terms and at the same locations for the continuation of the Business of the Company after consummation of the transactions contemplated hereby.

3.16 Employee Benefit Plans.

(a) Schedule 3.16 contains an accurate and complete list of all employee benefit plans which the Company maintains or maintained, or under which the Company has or had any obligations, with respect to any employee or former employee, officer or former officer, director or former director, now or at any time during the past five years.

(b) All accrued contributions, claims and other payments required to be made by the Company to any employee plan through the Closing Date have been made or reserves adequate for such purposes as of the Closing Date have been set aside therefore and reflected on the Financial Statements; (ii) the Company is not in default in any material respect in performing any of its contractual obligations under any of the employee benefit plans or any related trust agreement or insurance contract, and there are no outstanding or unfunded liabilities of any employee plan other than liabilities for benefits to be paid to participants in such employee plan; and (iii) all such contributions are fully deductible for tax purposes as employer contributions.

(c) The Company has never maintained, established, sponsored, participated in or contributed to any qualified defined contribution money purchase pension plan, qualified defined benefit pension plan or multiemployer pension plan.

(d) The Company does not maintain and has not entered into any employee plan or other document, plan or agreement that is considered a non-qualified deferred compensation arrangement (as defined under Internal Revenue Code Section 409(A)), or that contains any change in control provisions which would cause an increase or acceleration of benefits or vesting or contains any benefit entitlements (including severance pay, unemployment compensation, or any other type of payment) to employees or former employees of the Company or other provisions, which would cause an increase in liability of the Company or to the Buyer as a result of the transactions contemplated by this Agreement or any related action thereafter.

(e) With respect to the Company’s employee benefit plans:

(i) each plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Internal Revenue Code, and other applicable laws, and all regulations or rules promulgated thereunder;

(ii) all disclosures to employees and all filings and other reports relating to each such employee plan and required to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

(iii) there is no proceeding (other than routine claims for benefits), pending or, to the knowledge of Sellers, threatened with respect to any such employee plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such employee plan;

(iv) the Company has delivered to Buyer true and complete copies of the following: the current employee plan document (including a written description of all oral employee benefit plans), any amendments thereto, and the related summary plan description or summary annual reports, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such employee plan; all Internal Revenue Service and other governmental agency rulings relating thereto, and all applications for such rulings; and all filing and reports (including the Annual Report Form 5500 series, if applicable) filed with any governmental agency at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith;

3.17 Material Contracts.

(a) Schedule 3.17(a) contains an accurate and complete list of all material contracts to which the Company is a party. The Company has provided Buyer with accurate and complete copies of all material contracts.

(b) All of the material contracts are valid and binding obligations of the Company and do not require the consent of any other party thereto to the sale of the Shares to Buyer hereunder to continue to be valid and binding. There is not any existing default, or event which, with notice or lapse of time, or both, would constitute a default under any of the material contracts.

(c) Except as set forth in Schedule 3.17(b), the Company is not a party to any of the following:

(i) any indenture, mortgage, note, guaranty, letter of credit, installment obligation, agreement, or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money;

(ii) any contract that would limit the ability of the Company (or any manager or officer thereof) to compete in any line of business or with any person or in any geographic area, or otherwise to conduct the Business as presently conducted, or to use or disclose any information in the possession of the Company;

(iii) any license agreement, including any agreement with respect to any manufacturing rights granted to or by the Company; or

(iv) any joint venture or similar agreement.

3.18 Customers and Suppliers. Sellers do not have any knowledge of any intention of or indication by a significant customer or a significant supplier of the Company to terminate its business relationship with the Company or to limit or alter its business relationship with them in any material respect.

3.19 Tax Returns and Taxes. The Company has (i) timely filed all tax returns which are required to be filed by the them with respect to any federal, state or local taxes of any kind (“Taxes”); and (ii) paid all Taxes due or assessed pursuant to the tax returns. All tax returns properly reflect the liabilities of the Company for Taxes for the periods, properties or events covered thereby. No extensions of time in which to file any tax returns have been executed or filed with any taxing authority. The Company has not received any notice of assessment of additional Taxes and has not executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes. There are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the knowledge of Sellers, threatened against the Company. The Company is current in the payment of all withholding and other employee Taxes which are due and payable. The accruals for Taxes contained in the Financial Statements are adequate to cover all liabilities for Taxes of the Company for all periods then ending. The Company has not been audited by the Internal Revenue Service or any other governmental authority within the past five years. All Taxes that the Company is or was required by law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper governmental authority or other person.

3.20 Permits. Schedule 3.20 contains a complete and accurate list of all permits used by the Company in the operation or conduct of the Business or that relate to the Company’s assets (the “Permits”). The Company is in compliance with each of the Permits, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would permit revocation or termination of any of the Permits. The Permits are in full force and effect and are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Permits will be adversely affected by consummation of the transactions contemplated by this Agreement.

3.21	Intellectual Property Rights.

(a) Schedule 3.21(a) contains a complete and accurate list and summary description of all patents, trademarks, trade names, copyrights and other intellectual property rights of the Company (collectively, the “Intellectual Property Rights”), including any registrations thereof. The Intellectual Property Rights constitute all intellectual property rights used by, required in or necessary for the operation of the Business as currently conducted. The Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Rights, free and clear of all Liens, and has the right to use without payment to a third party all of the Intellectual Property Rights.

(b) Schedule 3.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all licenses and other agreements relating to the Intellectual Property Rights. Each such license and agreement is in full force and effect, there are no outstanding and, to the knowledge of Sellers, no threatened disputes or disagreements with respect to any such license or agreement, and the Company has delivered to Buyer accurate and complete copies of each such license and agreement.

(c) None of the Intellectual Property Rights has been or is the subject of any pending (or, to the knowledge of Sellers, threatened) litigation or claim of infringement, or outstanding judgment, arbitration award, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company of the Intellectual Property Rights.

(d) To the knowledge of Sellers, the operation of the Business as it has been and currently is conducted has not, does not and will not infringe or misappropriate in any manner the intellectual property of any third party. The Company has not received any written notice contesting its right to use any of the Intellectual Property Rights.

(e) To the knowledge of Sellers, no person has or is infringing or misappropriating any Intellectual Property Rights.

(f) The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets.

3.22 No Pending Legal Proceedings. There is no lawsuits, claims, actions or legal proceedings pending or, to the knowledge of Sellers, threatened against or affecting the Company or any of its properties or assets, at law or in equity, nor do Sellers know of any reasonably likely basis for any such proceeding, the result of which could materially adversely affect the Company, its assets or the transactions contemplated hereby. There are presently no outstanding governmental orders of any governmental authority, court or any arbitrator against or affecting the Company or any of its properties or assets.

3.23 Compliance with Laws. The Business of the Company has been conducted in compliance with all applicable laws. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the knowledge of Sellers, threatened by any governmental authority with respect to any alleged violation by the Company of any law. To the knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time), could reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any law in any material respect.

3.24 Insurance Coverage. The Company presently maintains, and has at all times prior to the date hereof maintained, liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its Business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations. Schedule 3.24 sets forth a complete and correct list of all insurance policies maintained by the Company and indicating for each policy the insurance company, type of coverage, annual premium and whether the terms of such policy provide for retrospective premium adjustments. Each of such policies are valid, outstanding and enforceable and there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to the Company. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company.

3.25 Brokers and Finders. Neither the Company nor any Seller has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for the Company or any of the Sellers in connection with this Agreement or the transactions contemplated herein.

3.26 Disclosure. No representation or warranty of Sellers contained in this Agreement, and no statement contained in any certificate, schedule, list or other writing furnished to Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted. Buyer has heretofore delivered to the Company complete and correct copies of Buyer’s Articles of Incorporation and Bylaws as currently in effect.

4.2 Authority and Enforceability. The execution, delivery and performance of this Agreement and all other agreements and documents to be delivered by Buyer pursuant to the provisions of this Agreement (the “Buyer Documents”) have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and at the Closing the Buyer Documents shall be, duly executed and delivered by Buyer and constitute, or shall constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms.

4.3 Third-Party Consents. No consent, authorization or approval of, and no registration or filing with, any person is required for the execution, delivery and performance of this Agreement and the Buyer Documents by Buyer and the consummation of the transactions contemplated hereby.

4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement or the Buyer Documents nor the consummation by Buyer of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (a) conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of Buyer; (b) conflict with or result in a violation of any law or any governmental order to which Buyer is subject; or (c) conflict with, result in any breach of, or constitute a default under, any contract to which Buyer is a party.

4.5 Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to their resale or distribution. Buyer understands that the Shares have not been registered under the Securities Act or any state securities laws and are being transferred to Buyer, in part, in reliance on the foregoing representation.

4.6 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated herein.

V. PRE-CLOSING COVENANTS

5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will cause the Company to afford Buyer reasonable access to the Company’s personnel, properties, contracts, permits, books and records and other documents and data.

5.2	Conduct of Business.

(a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date, Sellers will, and shall cause the Company to, operate the Business in the ordinary course and consistent with past practices and to use all commercially reasonable efforts to:

(i) preserve the Business intact and conserve the goodwill related thereto;

(ii) preserve intact the present business organization of the Company, keep available the services of officers, employees and agents;

(iii) preserve present relationships with suppliers, customers, lenders and others having business dealings with them;

(iv) maintain the Company’s assets (including buildings, offices, properties and equipment) in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

(v) continue to extend customers credit, collect accounts receivables and pay accounts payable and similar obligations and otherwise handle short-term assets and liabilities in the ordinary course of business;

(vi) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company;

(vii) continue its cash management practices in the ordinary course of business;

(viii) confer with Buyer prior to implementing operational decisions of a material nature; and

(ix) otherwise report periodically to Buyer concerning the status of its business, operations and finances.

(b) Without the prior written consent of Buyer, Sellers will not, and shall cause the Company not to, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 5.2 would be likely to occur.

VI. ADDITIONAL COVENANTS

6.1 Further Assurances. Sellers, after the Closing, shall execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring and delivering the Shares to Buyer or to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

6.2 Press Releases. Except as required by applicable law, the parties to this Agreement shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other parties, which approval shall not be unreasonably withheld.

VII. CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of Buyer, to the satisfaction at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Sellers contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as if originally made on and as of the Closing Date.

(b) All of the agreements and covenants that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Buyer shall have received a certificate to such effect signed by the Sellers.

(c) Since the date of this Agreement, there shall not have occurred a material adverse effect to the Company or its operations.

(d) Each of the third party consents required to permit the transactions contemplated by this Agreement to be consummated shall have been obtained and shall be in full force and effect.

(e) Resignations and releases executed by such of the directors and officers of the Company as are designated by Buyer shall have been delivered to Buyer substantially in the form of that attached hereto as Exhibit A.

(f) Buyer shall have been satisfied, in its sole discretion, with its financial, business, environmental and legal due diligence review of the Company.

(g) Buyer shall have received duly executed termination statements or discharges terminating any and all Liens on the assets of the Company and on the Shares.

(h) No action, suit or proceeding shall have been instituted by any person that seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein.

7.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions provided for by this Agreement are subject, in the discretion of Sellers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as if originally made on and as of the Closing Date.

(b) All of the agreements and covenants that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Sellers shall have received a certificate to such effect signed by the President of the Buyer.

VIII. INDEMNIFICATION

8.1 Indemnification by Sellers. Each Seller, jointly and severally, shall indemnify and hold harmless Buyer, the Company, their successors and assigns, and their officers, directors, employees, agents and affiliates from and against, and shall reimburse Buyer’s Indemnified persons for, any and all losses, liabilities, claims, obligations, damages, deficiencies, actions, judgments, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and legal fees, whether or not involving a third-party claim (collectively, “Losses”), arising out of, based upon or in any way relating to any misrepresentation in or breach of any representation or warranty of any Seller set forth in this Agreement and any breach or nonfulfillment of any covenant, agreement or other obligation of any Seller in this Agreement.

8.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers, and their officers, directors, partners, shareholders and affiliates from and against, and shall reimburse Sellers for, any and all Losses arising out of, based upon or in any way relating to any misrepresentation in or breach of any representation or warranty of Buyer set forth in this Agreement and any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer in this Agreement.

8.3 Defense of Third-Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the Indemnifying Party (i) admits in writing its liability to the Indemnified Party hereunder with respect to such proceeding or claim; and (ii) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, in which case, the Indemnifying Party may assume such control at its expense through counsel reasonably satisfactory to such Indemnified Party.

8.4 Other Claims. A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

8.5 Survival. All representations, warranties, covenants and obligations contained in this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing Date.

8.6 Indemnification Limitations. The indemnification obligations of any party under this Section 8 shall be limited in the aggregate to the amount of the Purchase Price.

IX. TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual consent of Buyer and Sellers; or

(b) by either Buyer or Sellers if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement that has not been cured by the breaching party within ten days after the non-breaching party has notified the breaching party;

9.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Sellers, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Sellers or Buyer or Buyer’s officers or directors, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to the termination hereof.

X. OTHER PROVISIONS

10.1 Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

10.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3 No Waiver. No failure of any party to this Agreement to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver any such party’s right to demand strict compliance with the terms of this Agreement.

10.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

10.5 Governing law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Ohio (regardless of the laws that might be applicable under principles of conflicts of law).

10.6 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

10.7 Successors and Assigns. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and assigns of the parties.

IN WITNESS WHEREOF, The parties have executed this Agreement as of the date first above written.

ADVANT-E CORPORATION

By:
Jason Wadzinski, President

SELLERS:

By:
Rob D. Wadzinski

By:
Jay D. Ferrell

By:
Robert G. Kroger

By:
Paul T. Landers

List of Schedules to Stock Purchase Agreement

Schedule 3.4 – Required Third Party Consents

Schedule 3.6 – List of Shareholders Showing Total Shares Held by Each

Schedule 3.14 – List of Personal Property Leases

Schedule 3.16 – List of Employee Benefit Plans

Schedule 3.17(a) – List of Material Contracts

Schedule 3.17(b) – Exceptions to Section 3.17(c)

Schedule 20 – List of Permits

Schedule 21(a) – List of all Intellectual Property Rights

Schedule 21(b) – List of all Intellectual Property Licenses and Agreements

Schedule 24 – List of Insurance Policies

EXHIBIT A

RESIGNATIONS AND RELEASES OF OFFICERS AND DIRECTORS